EXHIBIT 10.1

NOTE PURCHASE AGREEMENT

dated as of

September 1, 2006

among

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION,

as Seller

AMSTERDAM FUNDING CORPORATION,

as Conduit Investor

ABN AMRO BANK N.V.,

as Funding Agent and as an Alternate Investor

THE OTHER ALTERNATE INVESTORS

FROM TIME TO TIME PARTIES HERETO

and

NAVISTAR FINANCIAL CORPORATION,

as Servicer

NAVISTAR FINANCIAL 2006-ARC OWNER TRUST

Series 2006-ARC Floating Rate Note

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TABLE OF CONTENTS

(continued)

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NOTE PURCHASE AGREEMENT dated as of September 1, 2006 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among:

NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, a Delaware corporation, as Seller (the “Seller”);

AMSTERDAM FUNDING CORPORATION, a Delaware corporation (“Amsterdam”), as Conduit Investor;

ABN AMRO BANK N.V. (“ABN AMRO”), as Funding Agent and as an Alternate Investor;

THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO, as Alternate Investors; and

NAVISTAR FINANCIAL CORPORATION, as Servicer (the “Servicer”).

WHEREAS, Navistar Financial 2006-ARC Owner Trust (the “Trust”) and the Indenture Trustee are party to an Indenture dated as of September 1, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Seller has authorized the issuance of the Series 2006-ARC Floating Rate Asset Backed Note (the “Note”);

WHEREAS, on the Closing Date, the Seller intends to sell the Purchased Note to the Funding Agent for the benefit of the Investors and the Investors desire to acquire the Purchased Note;

WHEREAS, subject to the terms and conditions of this Agreement, the Conduit Investor may, in its sole discretion, fund the Funded Amount under the Purchased Note for the Investors;

WHEREAS, subject to the terms and conditions of this Agreement, each Alternate Investor has agreed to fund the Funded Amount under the Purchased Note to the extent not funded by the Conduit Investor;

WHEREAS, the Seller and the Investors, as beneficial owners from time to time of the Purchased Note, wish to evidence certain agreements relating to, among other things, the funding of the Note, all as provided in this Agreement and the Indenture; and

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Terms used herein but not otherwise defined herein have the respective meanings given to such terms in Appendix A to the Pooling Agreement. As used in this Agreement, the following terms have the meanings specified below:

“ABN AMRO” is defined in the preamble.

Note Purchase Agreement

“Affected Party” means any of the Investors, the Funding Agent, the Program Support Providers and their respective officers, directors, employees, counsel and other agents.

“Agreement” is defined in the preamble.

“Alternate Investor Percentage” means, on any day and as to all Alternate Investors, a fraction expressed as a percentage, the numerator of which is the portion of the Funded Amount funded by the Alternate Investors and the denominator of which is the Funded Amount.

“Alternate Investor Rating Criteria” means a short term debt rating by each nationally recognized statistical rating organization then rating the Commercial Paper issued by a Conduit Investor of not lower than the rating assigned by such rating organization to the Commercial Paper issued by such Conduit Investor.

“Alternate Investors” means ABN AMRO and any other financial institution that shall become a party to this Agreement as an “Alternate Investor” pursuant to Section 7.08.

“Alternate Rate” for any Fixed Period for any Funding Tranche under the Purchased Note means an interest rate per annum equal to the Applicable Margin per annum above the Eurodollar Rate for such Fixed Period; provided, however, that in the case of

(i) any Fixed Period existing on or after the first day of which the Funding Agent shall have been notified by a Conduit Investor or an Alternate Investor or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for a Conduit Investor or such Alternate Investor or other Program Support Provider to fund any Funding Tranche (based on the Eurodollar Rate) set forth above (and a Conduit Investor or an Alternate Investor or other Program Support Provider shall not have subsequently notified the Funding Agent that such circumstances no longer exist),

(ii) any Fixed Period of one to (and including) 13 days,

(iii) any Fixed Period relating to a Funding Tranche which is less than $1,000,000, and

(iv) any Fixed Period with respect to which the Alternate Rate, for any reason, becomes applicable on notice to the Funding Agent of less than three (3) Business Days,

the “Alternate Rate” for each such Fixed Period shall be an interest rate per annum equal to the Corporate Base Rate in effect on each day of such Fixed Period. The “Alternate Rate” for any day on or after the occurrence of an Event of Default shall be an interest rate equal to 2.00% per annum above the Corporate Base Rate in effect on such day.

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“Amsterdam” is defined in the preamble.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Applicable Margin” means the “Applicable Rate” (as defined in the Credit Agreement) then in effect for “Eurodollar Loans” (as defined in the Credit Agreement) plus 0.25% per annum.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Beneficial Owner” shall initially mean the Conduit Investor and, to the extent of any purchase of an interest in, or funding of, the Funded Amount by the Alternate Investors, the Alternate Investors.

“Closing Date” means September 1, 2006.

“Commercial Paper” means short-term promissory notes issued or to be issued by a Conduit Investor to fund its investments in accounts receivable or other financial assets.

“Commitment” means, with respect to each Alternate Investor, as the context requires, (a) the commitment of such Alternate Investor to fund the purchase of the Note on the Closing Date and (b) the Dollar amount set forth opposite such Alternate Investor’s signature on the signature page hereto under the heading “Commitment”; it being understood that after the Closing Date, the Commitment of any Alternate Investor under this Agreement shall equal $0.

“Conduit Assignee” means any commercial paper conduit administered by the Funding Agent or any of its Affiliates and designated by the Funding Agent from time to time to accept an assignment from a Conduit Investor of all or a portion of its rights and obligations hereunder and as a Beneficial Owner.

“Conduit Investor Percentage” means, on any date of determination, 100% less the Alternate Investor Percentage.

“Conduit Investors” means Amsterdam and any assignee thereof, including any Conduit Assignee.

“Corporate Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 0.75% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Funding Agent as its “prime rate”. The “prime rate” is a rate set by the Funding Agent based upon various factors including the Funding Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Funding Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“CP Rate” for any Fixed Period for any Funding Tranche means, to the extent a Conduit Investor funds such Funding Tranche for such Fixed Period by issuing Commercial Paper, the

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per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Commercial Paper that are allocated, in whole or in part, by a Conduit Investor or the Funding Agent to fund or maintain such Funding Tranche (and which may also be allocated in part to the funding of other Funding Tranches hereunder or of other assets of a Conduit Investor); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Funding Tranche for such Fixed Period, a Conduit Investor shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, a Conduit Investor’s “weighted average cost” shall consist of (w) the actual interest rate (or discount) paid to purchasers of a Conduit Investor’s Commercial Paper, together with the commissions of placement agents and dealers in respect of such Commercial Paper, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper by a Conduit Investor or the Funding Agent, (x) certain documentation and transaction costs associated with the issuance of such Commercial Paper, (y) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by a Conduit Investor, and (z) other borrowings by a Conduit Investor (other than under any Program Support Agreement), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 1, 2005, among NFC, Arrendadora Financiera Navistar, S.A de C.V., organización auxiliar del crédito, Servicios Financieros Navistar, S.A. de C.V., sociedad financiera de objeto limitado and Navistar Comercia, S.A. de C.V., as Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of Nova Scotia, as Documentation Agent, and J.P. Morgan Securities, Inc. and Banc of America Securities, L.L.C., as Joint Book Managers and Joint Lead Arrangers, as amended, supplemented or otherwise modified from time to time.

“Day Count Fraction” means, as to any Funding Tranche for any Fixed Period, a fraction (a) the numerator of which is the number of days in such Fixed Period and (b) the denominator of which is 360 (or, with respect to any Funding Tranche which accrues interest by reference to the Corporate Base Rate, the actual number of days in the related calendar year).

“Distribution Period” means, initially, the period from, and including, the Closing Date to, but excluding, the first Distribution Date and thereafter the period from, and including, each Distribution Date to, but excluding, the next Distribution Date.

“Distribution Date” is defined in the Indenture.

“Eurodollar Rate” means, for any Fixed Period, an interest rate per annum (rounded upward to the nearest 1/1000th of 1%) determined pursuant to the following formula:

Eurodollar Rate	=	LIBOR
1.00 - Eurodollar Reserve Percentage

Where,

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“Eurodollar Reserve Percentage” means, for any Fixed Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/1000th of 1%) in effect on the date LIBOR for such Fixed Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Fixed Period; and

“LIBOR” means the rate of interest per annum determined by the Funding Agent to be the arithmetic mean (rounded upward to the nearest 1/1000th of 1%) of the rates of interest per annum notified by the Funding Agent as the rate of interest at which dollar deposits in the approximate amount of the portion of Funded Amount associated with such Fixed Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Fixed Period.

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person (i) shall generally not pay its debts as such debts become due or (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (c) such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Funding Agent on such day on such transactions as determined by it.

“Fee Letter” means the agreement, dated as of the Closing Date, among the Seller, the Servicer and the Funding Agent.

“Fixed Period” means, unless otherwise mutually agreed by the Funding Agent and a Conduit Investor, (a) with respect to any Funding Tranche funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (and including) the last day of the current

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calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and including) the last day of the current calendar month and (b) with respect to any Funding Tranche not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Funding Tranche and ending on (but excluding) the next following Distribution Date and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Fixed Period for such Funding Tranche and ending on (and excluding) the last day of the next following Distribution Date; provided that:

(i) any Fixed Period with respect to any Funding Tranche not funded by the issuance of Commercial Paper which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if interest in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day;

(ii) in the case of any Fixed Period for any Funding Tranche which commences before the Final Scheduled Termination Date and would otherwise end on a date occurring after the Final Scheduled Termination Date, such Fixed Period shall end on such Final Scheduled Termination Date and the duration of each Fixed Period which commences on or after the Final Scheduled Termination Date shall be of such duration as shall be selected by the Funding Agent; and

(iii) any Fixed Period in respect of which interest is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller by the Funding Agent any time, in which case the Funding Tranche allocated to such terminated Fixed Period shall be allocated to a new Fixed Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Distribution Date, and shall accrue interest at the Alternate Rate (determined pursuant to clause (b) of such definition).

“Funded Amount” means an amount equal to the result of (a) the Initial Invested Amount minus (b) the aggregate amount of principal payments made to an Investor.

“Funding Agent” means ABN AMRO and any successor appointed pursuant to Section 7.09.

“Funding Agent-Related Person” means the Funding Agent, together with its Affiliates, and the officers, directors, employees and attorneys-in-fact of such Persons and their respective Affiliates.

“Funding Rate” means, with respect to any Fixed Period and any Funding Tranche, (a) to the extent a Conduit Investor is funding such Funding Tranche during such Fixed Period through

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the issuance of Commercial Paper, the CP Rate, and (b) to the extent any Investor is not funding such Funding Tranche through the issuance of Commercial Paper, a rate per annum (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year and the actual days elapsed) equal to the Alternate Rate.

“Funding Tranche” means, with respect to the Purchased Note, each portion of the Funded Amount allocated to the same Fixed Period and accruing interest by reference to the same Funding Rate at such time.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Harco Leasing” means Harco Leasing Company, Inc., a Delaware corporation.

“Indemnified Amounts” has the meaning specified in Section 6.01.

“Indemnified Parties” has the meaning specified in Section 6.01.

“Indenture” is defined in the first paragraph of the recitals.

“Indenture Trustee” is defined in the Indenture.

“Initial Invested Amount” means $418,516,971.53.

“Investors” means the Conduit Investors and/or the Alternate Investors, as the context may require.

“Material Adverse Effect” means a material adverse effect on (i) the business, results of operations or financial condition or the material properties or assets of NFRRC or NFC, (ii) the performance of their obligations hereunder or under the Transaction Documents or (iii) the interests of the Funding Agent or any Investor hereunder.

“Monthly Interest” means, with respect to the Purchased Note and any Distribution Date, the sum of:

(A)	the sum of (i) the summation of the amount of interest accrued during the related Monthly Period on each Funding Tranche funded at the CP Rate, determined by multiplying (a) the applicable Funding Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction for which interest accrued at such rate and (ii) any Monthly Interest calculated in accordance with clause (A)(i) above due but not paid with respect to

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the prior Monthly Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Funding Rate for all Funding Tranches funded at the CP Rate during the most recent Monthly Period, times (y) the amount of such unpaid Monthly Interest, times (z) the quotient of the number of days in the related Monthly Period divided by 360, plus

(B)	the sum of (i) the summation of the amount of interest accrued during the related Distribution Period on each Funding Tranche not funded at the CP Rate, determined by multiplying (a) the applicable Funding Rate times (b) the Weighted Average Funded Amount for such Funding Tranche times (c) the applicable Day Count Fraction for which interest accrued at such rate and (ii) any Monthly Interest calculated in accordance with clause (B)(i) above due but not paid with respect to the prior Distribution Period, plus interest on such unpaid amount calculated as the product of (x) the weighted average Funding Rate for all Funding Tranches not funded at the CP Rate during the most recent Distribution Period, times (y) the amount of such unpaid Monthly Interest, times (z) for Funding Tranches that do not accrue interest by reference to the Corporate Base Rate, the quotient of the number of days in the related Distribution Period divided by 360.

plus

(C)	on any Distribution Date on which the Funded Amount is reduced to zero and on the Final Scheduled Termination Date, any amounts under the Purchased Note which accrue in clause (A) above from (and excluding) the last day of the related Monthly Period through (and including) such Distribution Date.

“NFC” means Navistar Financial Corporation, a Delaware corporation, and its successors and permitted assigns.

“NFRRC” means Navistar Financial Retail Receivables Corporation, a Delaware corporation, and its successors and permitted assigns.

“Note” is defined in the first paragraph of the recitals.

“Note Interest” means each undivided interest in the Note acquired by a Conduit Investor or the Alternate Investors in connection with the funding of the Initial Invested Amount.

“Other Obligations” means the fees under the Fee Letter and any other amounts payable to the Funding Agent or any Investor under or in connection with this Agreement.

“Pooling Agreement” is defined in the Indenture.

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of a Conduit Investor, the issuance of one or more surety bonds for which a Conduit

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Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by a Conduit Investor to any Program Support Provider of the Purchased Note (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to a Conduit Investor in connection with the Conduit Investor’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Investor or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Investor’s commercial paper program.

“Purchased Note” means the Note, in the maximum aggregate principal amount equal to the Initial Invested Amount to be issued to the Funding Agent on behalf of the Investors pursuant to the Indenture and Section 2.01(a) hereof.

“Recipient” has the meaning specified in Section 2.06.

“SEC” means the Securities and Exchange Commission.

“Seller” is defined in the preamble.

“Servicer” is defined in the preamble.

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Indenture, the Servicing Agreement, the Pooling Agreement, the Interest Rate Swap, the Trust Agreement, the Note, the Fee Letter and all other certificates, instruments, documents and other agreements executed by the Seller or the Servicer in connection with any of the foregoing.

“Trust” is defined in the first paragraph of the recitals.

“Weighted Average Funded Amount” means, with respect to any Funding Tranche for any Fixed Period, the quotient of (i) the summation of the portion of the Funded Amount allocated to such Funding Tranche determined as of each day in such Fixed Period, divided by (ii) the number of days in such Fixed Period.

SECTION 1.02. Terms Generally. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant hereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, generally accepted accounting principles in effect in the United States from time to time; (b) terms used in Article 9 of the applicable UCC as in effect from time to time, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar

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import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law refer to that law as amended from time to time and include any successor law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.

ARTICLE II

Purchase of the Purchased Note

SECTION 2.01. Purchase of the Purchased Note.

(a) Purchase of the Purchased Note. On the terms and subject to the conditions set forth in this Agreement and the Indenture, and in reliance on the covenants, representations, warranties and agreements herein and therein set forth, the Seller shall cause to be issued, and shall cause the Indenture Trustee to authenticate and deliver to the Funding Agent and the Funding Agent shall purchase the Purchased Note, issued on the Closing Date, on behalf of the Investors. The purchase price payable for the Purchased Note shall be equal to the Initial Invested Amount. The Funding Agent shall hold the Purchased Note on behalf of the Conduit Investors and the Alternate Investors in accordance with the Conduit Investor Percentage and the Alternate Investor Percentage, respectively, from time to time. To the extent the Funding Agent holds the Purchased Note on behalf of the Alternate Investors, the Funding Agent shall hold the Alternate Investor Percentage of the Funded Amount on behalf of the Alternate Investors pro rata in accordance with their respective outstanding portions of the Funded Amount funded by them. The Purchased Note so issued shall be dated the Closing Date, registered in the name of the Funding Agent and duly authenticated in accordance with the provisions of the Indenture. Without limiting any other provision of this Agreement, the issuance of the Purchased Note and the funding of the Funded Amount thereunder, if any, on the Closing Date is subject to the satisfaction of the conditions precedent set forth in Article IV. Upon such issuance, (i) the Funding Agent shall thereby acquire the Purchased Note, under which the maximum principal amount of the Purchased Note shall equal the Initial Invested Amount, and (ii) the Funding Agent and the Investors shall become subject to the terms and conditions set forth herein and the Indenture.

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SECTION 2.02. Note. The funding of the Initial Invested Amount made hereunder shall be evidenced by the Purchased Note and shall be governed by and subject to the Indenture. All payments to be made on the Note shall be made in accordance with the Indenture and the terms of this Agreement. The sole Holder of the Purchased Note shall be the Funding Agent, which shall hold such Note for the benefit of the Conduit Investors and/or Alternate Investors.

SECTION 2.03. Facility. Subject to the terms and conditions set forth herein, the Conduit Investors may, and the Alternate Investors shall, to the extent provided for in Section 2.04(a) and Section 2.04(b), fund the Initial Invested Amount on the Closing Date.

SECTION 2.04. Funding.

(a) Upon the terms and subject to the conditions set forth herein and in the Indenture, a Conduit Investor may, at such Conduit Investor’s option, or the Alternate Investors shall, to the extent provided in Section 2.04(b), fund the Initial Invested Amount on the Closing Date.

(b) At no time shall a Conduit Investor have any obligation to fund the Purchased Note. If a Conduit Investor elects, in its sole discretion, not to fund the Purchased Note, the Alternate Investors shall fund the Purchased Note. The obligation of each Alternate Investor to remit the Initial Invested Amount of the Purchased Note shall be several from that of each other Alternate Investor.

SECTION 2.05. Calculation of Interest.

(a) On or before the second Business Day after the end of each Monthly Period, the Funding Agent shall calculate for the related Distribution Date, the Monthly Interest payable on the Purchased Note on such Distribution Date and provide such calculation to the Servicer in writing. If any Funding Tranche begins to accrue interest at a Funding Rate other than the CP Rate after the date the Funding Agent provides the Monthly Interest calculation for any Distribution Date, the Funding Agent shall promptly provide the Servicer a calculation of the interest that shall accrue on such Funding Tranche and be included in the definition of “Monthly Interest” for such Distribution Date. The parties acknowledge that the interest calculation set forth in clause (C) of the definition of “Monthly Interest” shall be an estimate. If the estimated accruals exceed the actual accruals, the Funding Agent shall reimburse such excess. If the actual accruals exceed the estimated accruals, the Seller shall reimburse the Funding Agent.

(b) If (i) any distribution of principal is made with respect to any Funding Tranche with a Fixed Period and a fixed interest rate other than on a Distribution Date after the occurrence of an Event of Default or the last day of a Fixed Period with respect to such Funding Tranche and (ii) the interest paid by an Investor to providers of funds to it to fund that Funding Tranche exceeds returns earned by such Investor from the first day through the last day of that Fixed Period factoring in actual returns earned during the Fixed Period and assuming redeployment of such funds in highly rated short-term money market instruments from the date of principal distribution through the end of the Fixed Period, then, upon written notice (including a detailed calculation of such Breakage Payment) from the Funding Agent to the Servicer, such Investor shall be entitled to receive additional amounts in the amount of such excess (each, a “Breakage Payment”) on the date of such distribution, so long as such written notice is received not later than noon, New York City time, on the first Business Day immediately preceding such distribution.

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(c) On each date the principal amount of the Purchased Note is reduced, a duly authorized officer, employee or agent of the Funding Agent shall make appropriate notations in its books and records of the applicable rates of interest or reduction, as applicable, among the applicable Investors. Each of the Servicer, the Seller and each Investor authorizes each duly authorized officer, employee and agent of the Funding Agent to make such notations on the books and records as aforesaid and such notation made in accordance with the foregoing authority shall be binding on the Servicer, the Seller and each Investor absent manifest error.

(d) Whenever any amount is paid in respect of principal and interest to the Funding Agent in connection with the Purchased Note, the Funding Agent shall promptly allocate such amounts among the applicable Investors and pay, or cause to be paid, out of such funds received by it, to each Investor, its applicable share of such amount in accordance with the Indenture and, if not otherwise specified therein, its share of the applicable Conduit Investor Percentage or Alternate Investor Percentage, as applicable. Whenever any amount is paid pursuant to the Indenture to the Funding Agent in connection with the Purchased Note, the Funding Agent shall promptly allocate such amounts among the applicable Investors and pay, or cause to be paid, out of such funds received by it, to each applicable Investor, its applicable share of such amount; provided that if the amount paid to the Funding Agent in respect of such costs and fees is insufficient to pay the amount due to each Investor in respect of such amounts, the Funding Agent shall distribute the amount it has received to each Investor pro rata based on the amounts owed for such costs and fees and forthwith report the amount of such deficiency to the Seller, the Indenture Trustee and the Servicer.

SECTION 2.06. Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Note Interest owned by it in excess of its ratable share of payments on account of the applicable Funded Amount obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the applicable Note Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

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ARTICLE III

Representations and Warranties

SECTION 3.01. Representation and Warranties.

(a) The Seller hereby makes the following representations and warranties to the Funding Agent and the Investors as of the Closing Date and the Investors and the Funding Agent shall be deemed to have relied on such representations and warranties in purchasing the Purchased Note on the Closing Date:

(i) the Seller repeats and reaffirms that the representations and warranties of the Seller set forth in Section 3.01 of the Pooling Agreement and represents and warrants that such representations and warranties are true and correct;

(ii) each of the Transaction Documents executed by the Seller has been duly authorized, executed and delivered by the Seller, and is the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iii) the Purchased Note has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iv) there is no pending or, to the Seller’s knowledge, threatened action, suit or proceeding by or against the Seller before any Governmental Authority or any arbitrator (i) asserting the invalidity of this Agreement, any other Transaction Document or the Purchased Note, (ii) seeking to prevent the issuance of the Purchased Note or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) that might materially and adversely affect the performance by the Seller or the Trust of its obligations under, or the validity or enforceability of, this Agreement, any other Transaction Document or the Purchased Note or (iv) that if determined adversely as to the Seller or the Trust would have a Material Adverse Effect;

(v) except for those caused by the failure of NFC and its affiliates to deliver its financial statements and related financial information for fiscal year 2005 and for the fiscal quarters ending January 31, April 30 and July 31 of 2006, in each case, prior to the earlier to occur of January 31, 2007 and five (5) Business Days after the filing thereof with the SEC, the Seller (i) is not in violation of its Certificate of Incorporation or By-Laws and (ii) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which the Seller is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect;

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(vi) any taxes, fees and other charges of Governmental Authorities applicable to the Seller in connection with the execution, delivery and performance by the Seller of the Transaction Documents or otherwise applicable to the Seller in connection with the Trust have been paid or will be paid by the Seller at or prior to the Closing Date to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect;

(vii) the Trust has been duly created and is validly existing under the laws of the State of Delaware and the Seller has authorized the Trust to issue and sell the Purchased Note;

(viii) on the date hereof, the Seller is not insolvent or the subject of any voluntary or involuntary bankruptcy proceeding;

(ix) no proceeds of a purchase hereunder will be used by the Seller (i) for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction in violation of Section 13 or 14 of the Securities Exchange Act of 1934, as amended;

(x) assuming the accuracy of the representations and warranties of Investors set forth herein, the sale of the Purchased Note pursuant to the terms of this Agreement and the Indenture will not require registration of the Purchased Note under the Act;

(xi) neither the Trust nor the Seller is an “investment company” or is controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended; and

(xii) no written information furnished or to be furnished by the Seller or any of its Affiliates, agents or representatives to the Investors or the Funding Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 5.02 and any information relating to the Receivables and NFC’s retail receivables financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified and as of the date such information was delivered by the Seller or any of its Affiliates, agents or representatives to the Investors or the Funding Agent.

(b) NFC hereby makes the following representations and warranties to the Investors and the Funding Agent, as of the Closing Date, and the Investors and the Funding Agent shall be deemed to have relied on such representations and warranties in purchasing the Purchased Note on the Closing Date:

(i) NFC repeats and reaffirms to the Investors and the Funding Agent the representations, warranties and covenants of the Servicer set forth in Section 5.01 of the Servicing Agreement and the representations and warranties of NFC set forth in Section 5.01 of the Purchase Agreement and the representations and warranties of NFC set forth in Section 3.02 of the Purchase Agreement and represents and warrants that all such representations and warranties are true and correct as of such date;

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(ii) no Governmental Action which has not been obtained is required by or with respect to NFC in connection with any of the Transaction Documents, except any such failure which would not have a Material Adverse Effect;

(iii) each of the Transaction Documents has been duly authorized, executed and delivered by NFC, and is the valid and legally binding obligation of NFC, enforceable against NFC in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(iv) the Purchased Note has been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Indenture, and when delivered to and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and will be entitled to the benefits of the Indenture, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought;

(v) there is no pending or, to NFC’s knowledge, threatened action, suit or proceeding by or against NFC or the Seller before any Governmental Authority or any arbitrator (i) asserting the invalidity of this Agreement, any other Transaction Document or the Purchased Note, (ii) seeking to prevent the issuance of the Purchased Note or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) that might materially and adversely affect the performance by either of NFC, the Seller or the Trust of its obligations under, or the validity or enforceability of, this Agreement, any other Transaction Document or the Purchased Note or (iv) that if determined adversely as to NFC, the Seller or the Trust would have a Material Adverse Effect;

(vi) except for those caused by the failure of NFC and its affiliates to deliver its financial statements and related financial information for fiscal year 2005 and for the fiscal quarters ending January 31, April 30 and July 31 of 2006, in each case, prior to the earlier to occur of January 31, 2007 and five (5) Business Days after the filing thereof with the SEC, NFC (i) is not in violation of its Certificate of Incorporation or By-Laws and (ii) is not in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement, or other agreement or instrument to which NFC is a party or by which it may be bound or to which any of its properties or assets may be subject, except for such violations or defaults that would not have a Material Adverse Effect;

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(vii) any taxes, fees and other charges of Governmental Authorities applicable to NFC in connection with the execution, delivery and performance by NFC of the Transaction Documents or otherwise applicable to NFC in connection with the Trust have been paid or will be paid by NFC at or prior to the Closing Date to the extent then due, except for any such failures to pay which, individually and in the aggregate, would not have a Material Adverse Effect;

(viii) the Trust has been duly created and is validly existing under the laws of the State of Delaware;

(ix) on the date hereof, NFC is not insolvent or the subject of any insolvency proceeding; and

(x) no written information furnished or to be furnished by NFC or its Affiliates, agents or representatives to the Investors or the Funding Agent for purposes of or in connection with this Agreement, including, without limitation, any reports delivered pursuant to Section 5.02 and any information relating to the Receivables and NFC’s retail receivable financing business, is or shall be inaccurate in any material respect, or contains or shall contain any material misstatement of fact, or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading, in each case as of the date such information was or shall be stated or certified, and such information heretofore furnished remains true and correct in all material respects as of the date such information was delivered by NFC or any of its Affiliates, agents or representatives to the Investors or the Funding Agent.

(c) The Note purchased by the Funding Agent on behalf of the Investors pursuant to this Agreement shall be acquired for investment only and not with a view to any public distribution thereof, and no Investor shall offer to sell or otherwise dispose of its interest in the Note so acquired by it (or any interest therein) in violation of any of the registration requirements of the Act or any applicable state or other securities laws. The Funding Agent and each Investor acknowledges that it has no right to require the Seller to register under the Act or any other securities law the Note to be acquired by the Funding Agent on behalf of such Investor pursuant to this Agreement.

The Investors and the Funding Agent have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Note and the Investors are able to bear the economic risk of such investment. The Investors and Funding Agent have reviewed the Pooling and Servicing Agreement and the Indenture (including the schedule and exhibits thereto) and have had the opportunity to perform due diligence with respect thereto and to ask questions of and receive answers from the Seller and its representatives concerning the Seller, the Trust and the Note. Each of the Investors and the Funding Agent is an “accredited investor” as defined in Rule 501, promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

(d) None of the Investors or the Funding Agent is required to register as an “investment company” nor are the Investors or the Funding Agent controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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ARTICLE IV

Conditions

SECTION 4.01. Conditions Precedent.

(a) The obligation of the Funding Agent, for the benefit of the Investors, to purchase the Purchased Note on the Closing Date and the effectiveness of the Commitments under this Agreement are subject to the conditions precedent that (i) the Funding Agent shall have received, on or before the Closing Date, executed copies of each of the Transactions Documents, (ii) the Funding Agent shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letter and (iii) the satisfaction of all conditions precedent under the Indenture and the other Transaction Documents.

(b) The funding of the Initial Invested Amount and shall be subject to the further conditions precedent that:

(i) the Funding Agent has received copies of all reports required to be delivered by the Servicer to the pursuant to Section 2.17 of the Servicing Agreement;

(ii) each of the representations and warranties of the Seller and the Servicer made herein and of the Trust and Harco Leasing made in the Transaction Documents shall be true and correct in all material respects as of the Closing Date;

(iii) the Seller, Harco Leasing, the Trust and the Servicer shall be in compliance in all material respects with all of their respective covenants contained in the Transaction Documents;

(iv) no Event of Default shall have occurred and be continuing, nor shall occur as a result of the funding of the Initial Invested Amount; and

(v) the Aggregate Receivables Balance shall be at least equal to $442,875,102.15.

ARTICLE V

Covenants of the Seller and Servicer

SECTION 5.01. Access. So long as the Purchased Note remains outstanding, each of NFC and the Seller will, at any time from time to time during regular business hours with reasonable notice to the Seller and NFC, permit the Investors or the Funding Agent, or their agents or representatives to:

(a) examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller or NFC relating to the Receivables, and

(b) visit the offices and property of the Seller or NFC for the purpose of examining such materials described in clause (a) above;

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it being understood that except as provided in Section 8.12, any information obtained by an Investor or the Funding Agent pursuant to this Section 5.01 shall be held in confidence by the Investors and the Funding Agent unless and to the extent such information (i) has become available to the public, (ii) is required or requested by any Governmental Authority or in any court proceeding or (iii) is required by any Governmental Rule. In the case of any disclosure permitted by clause (ii) or (iii) an Investor and the Funding Agent shall use commercially reasonable efforts to (x) provide the Seller with advance notice of any such disclosure and (y) cooperate with the Seller in limiting the extent or effect of any such disclosure.

SECTION 5.02. Information from NFC. So long as the Purchased Note remain outstanding, NFC shall furnish to the Funding Agent:

(a) a copy of each certificate, opinion, report, statement, notice or other communication (other than investment instructions) furnished by or on behalf of NFC, Harco Leasing or the Seller to the Indenture Trustee under any Transaction Document, concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of NFC, Harco Leasing or the Seller under any Transaction Document;

(b) such other information (including financial information), documents, records or reports respecting the Trust, the Receivables, the Seller, Navistar Leasing Company or, to the extent it relates to the origination of Receivables or the servicing of the Trust, NFC, as the Investors or Funding Agent may from time to time reasonably request;

(c) as soon as available and in any event within (i) 45 days after the end of each of the first three fiscal quarters of any fiscal year and (ii) 120 days after the end of the last fiscal quarter of any fiscal year, copies of the interim or annual, as applicable, financial statements of NFC, prepared in conformity with generally accepted accounting principles consistently applied; provided, however that NFC shall not be required to deliver its financial statements for fiscal year 2005 and for the fiscal quarters ending January 31, April 30 and July 31 of 2006 until the earlier to occur of January 31, 2007 and five (5) Business Days after the filing thereof with the SEC; and

(d) as soon as possible and in any event within two (2) Business Days after knowledge thereof by a Responsible Officer of NFC, notice of each Event of Default or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

SECTION 5.03. Security Interests; Further Assurances. The Seller will take all action reasonably necessary to maintain the Indenture Trustee’s first priority perfected security interest in the Receivables and the other Collateral granted pursuant to the Indenture. The Seller agrees to take any and all acts and to execute any and all further instruments necessary or reasonably requested by the Investors or the Funding Agent to more fully effect the purposes of this Agreement.

SECTION 5.04. Conduct of Business. The Seller and the Servicer shall do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic

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corporation (or other business entity) in its jurisdiction of incorporation (or formation). The Servicer shall maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority except, in each case, where the failure to do so does not, and is not reasonably expected to, have a Material Adverse Effect.

SECTION 5.05. Compliance with Laws. The Seller and the Servicer shall comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject or which are applicable to the Collateral except where the failure to so comply does not, and is not reasonably expected to, have a Material Adverse Effect.

SECTION 5.06. Modification of Systems. The Servicer agrees, as soon as practicable after the replacement or any material modification of any operating systems used to make any calculations or reports hereunder, to give notice of any such replacement or modification to the Funding Agent.

SECTION 5.07. Further Covenants. Each of the Seller and NFC shall duly observe and perform each of its covenants set forth in the other Transaction Documents in all material respects.

SECTION 5.08. Amendments. Neither the Seller nor NFC shall make, or permit any Person to make, any amendment, modification or change to, or provide any waiver under any Transaction Document without the prior written consent of the Funding Agent.

ARTICLE VI

Indemnification

SECTION 6.01. Indemnities by the Seller and Servicer. Without limiting any other rights that the Funding Agent or any Investor may have hereunder or under applicable law, (A) the Seller hereby agrees to indemnify (and pay upon demand to) the Funding Agent and each Investor and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Funding Agent or such Investor) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by an Investor of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(i) Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent arising from the acts or omissions of a successor Servicer;

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(iii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible;

(iv) taxes imposed by any jurisdiction in which such Indemnified Party is or would be subject to tax (unless such tax arises solely as a result of the transactions contemplated by this Agreement) on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Investors of interests in the Purchased Note as a loan or loans by the Investors to Seller secured by the Receivables; or

(v) arising from a breach of any representation or warranty with respect to any Receivable, to the extent such Receivable is repurchased in accordance with the terms of the Pooling Agreement and the Purchase Agreement;

provided, however, that nothing contained in this sentence shall limit the liability of the Seller or NFC or limit the recourse of the Investors to the Seller or NFC for amounts otherwise specifically provided to be paid by the Seller or NFC under the terms of this Agreement or any Transaction Document.

SECTION 6.02. Increased Cost and Reduced Return. If, after the date hereof, any Affected Party shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or accounting board or authority (a “Regulatory Change”): (i) that subjects any Affected Party to any charge or withholding on or with respect to this Agreement or any Program Support Agreement or an Affected Party’s obligations under this Agreement or a Program Support Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Party of any amounts payable under this Agreement or any Program Support Agreement (except for changes in the rate of tax on the overall net income of an Affected Party) or taxes excluded by Section 6.02 or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant this Agreement or a Program Support Agreement or (iii) that imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under this Agreement or a Program Support Agreement, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under this Agreement or a Program Support Agreement, or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or a Program Support Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Funding Agent, Seller shall pay to the Funding Agent, for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction.

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SECTION 6.03. Other Costs and Expenses. Seller shall pay to the Funding Agent on demand any and all costs and expenses of the Funding Agent and the Investors, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Event of Default.

ARTICLE VII

The Funding Agent

SECTION 7.01. Authorization and Action. Each Investor hereby irrevocably appoints, designates and authorizes the Funding Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Funding Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Funding Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Funding Agent have or be deemed to have any fiduciary relationship with any Investor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Funding Agent. Without limiting the generality of the foregoing sentence, the use of the term “Funding Agent” in this Agreement with reference to the Funding Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.02. Delegation of Duties. The Funding Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties. The Funding Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 7.03. Liability of Funding Agent. No Funding Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the Seller, the Servicer, the Indenture Trustee, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Funding Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or

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sufficiency of this Agreement or any other Transaction Document, or for any failure of the Seller, the Servicer, the Indenture Trustee, or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Funding Agent-Related Person shall be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller, the Servicer, the Indenture Trustee, or any of their respective Affiliates.

SECTION 7.04. Reliance by Funding Agent. (a) The Funding Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Seller, the Servicer and the Indenture Trustee), independent accountants and other experts selected by the Funding Agent. The Funding Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Funding Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b) For purposes of determining compliance with the conditions specified in Article IV on the Closing Date, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Funding Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

SECTION 7.05. Notice of Event of Default. The Funding Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default unless the Funding Agent has received written notice from an Investor referring to this Agreement, describing such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default stating that such notice is a “Notice of Event of Default”. The Funding Agent shall notify the Investors of its receipt of any such notice. The Funding Agent shall (subject to Section 7.04) take such action with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as may be requested by the Majority Investors, provided that, unless and until the Funding Agent shall have received any such request, the Funding Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default as it shall deem advisable or in the best interest of the Investors.

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SECTION 7.06. Credit Decision; Disclosure of Information by the Funding Agent. Each Investor acknowledges that none of the Funding Agent-Related Persons has made any representation or warranty to it, and that no act by the Funding Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Seller, Harco Leasing, the Servicer, the Indenture Trustee, or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Funding Agent-Related Person to any Investor as to any matter, including whether the Funding Agent-Related Persons have disclosed material information in their possession. Each Investor, including any Investor by assignment, represents to the Funding Agent that it has, independently and without reliance upon any Funding Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Seller, Harco Leasing, the Servicer or the Indenture Trustee, or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Seller hereunder. Each Investor also represents that it shall, independently and without reliance upon any Funding Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Seller, Harco Leasing, the Servicer or the Indenture Trustee. Except for notices, reports and other documents expressly herein required to be furnished to the Investors by the Funding Agent herein, the Funding Agent shall not have any duty or responsibility to provide any Investor with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Seller, Harco Leasing, the Servicer, the Indenture Trustee, or their respective Affiliates which may come into the possession of any of the Funding Agent-Related Persons.

SECTION 7.07. Indemnification of the Funding Agent. Whether or not the transactions contemplated hereby are consummated, the Alternate Investors shall indemnify upon demand each Funding Agent-Related Person, pro rata, and hold harmless each Funding Agent-Related Person from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers or the Funding Agent) and disbursements awarded against or incurred by it; provided that no Alternate Investor shall be liable for the payment to the Funding Agent-Related Person of any portion of such amounts resulting from such Person’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 7.07. Without limitation of the foregoing, each Alternate Investor shall reimburse the Funding Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Funding Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein. The undertaking in this Section 7.07 shall survive payment in full of the Note and the resignation or the replacement of the Funding Agent.

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SECTION 7.08. Funding Agent in Individual Capacity. ABN AMRO (and any successor acting as Funding Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Seller, Harco Leasing, the Servicer, the Indenture Trustee, or any of their Affiliates as though such Person were not the Funding Agent or an Alternate Investor hereunder and without notice to or consent of the Investors. The Investors acknowledge that, pursuant to such activities, ABN AMRO or its Affiliates may receive information regarding the Seller, Harco Leasing, the Servicer, the Indenture Trustee, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Funding Agent shall be under no obligation to provide such information to them. With respect to its Commitment, ABN AMRO (and any successor acting as Funding Agent) in its capacity as an Alternate Investor hereunder shall have the same rights and powers under this Agreement as any other Alternate Investor and may exercise the same as though it were not the Funding Agent, and the term “Alternate Investor” or “Alternate Investors” shall, unless the context otherwise indicates, include the Funding Agent in its individual capacity.

SECTION 7.09. Resignation of Funding Agent. The Funding Agent may resign as Funding Agent upon thirty (30) days’ notice to the Conduit Investors. If the Funding Agent resigns under this Agreement, Conduit Investor shall appoint from among the Alternate Investors a successor Funding Agent for the Conduit Investors. If no successor Funding Agent is appointed prior to the effective date of the resignation of the Funding Agent, the Funding Agent may appoint, after consulting with the Investors, a successor Funding Agent from among the Alternate Investors. Upon the acceptance of its appointment as a successor Funding Agent hereunder, such successor Funding Agent shall succeed to all the rights, powers and duties of the retiring Funding Agent and the term “Funding Agent” shall include such successor Funding Agent and the retiring Funding Agent’s appointment, powers and duties as the Funding Agent shall be terminated. After any retiring Funding Agent’s resignation hereunder as Funding Agent, the provisions of this Section 7.09 and Sections 7.03 and 7.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Funding Agent under this Agreement. If no successor Funding Agent has accepted appointment as the Funding Agent by the date which is thirty (30) days following a retiring Funding Agent’s notice of resignation, the retiring Funding Agent’s resignation shall nevertheless thereupon become effective and the Alternate Investors shall perform all of the duties of the Funding Agent hereunder until such time, if any, as the Majority Investors appoint a successor Funding Agent as provided for above; provided that until such time as a successor Funding Agent shall have been appointed, the resigning Funding Agent shall continue to hold the Purchased Note as “nominee” for the Investors.

SECTION 7.10. Payments by the Funding Agent. Unless specifically allocated to an Alternate Investor pursuant to the terms of this Agreement, all amounts received by the Funding Agent on behalf of the Alternate Investors shall be paid by the Funding Agent to the Alternate Investors (at their respective accounts specified in their respective Assignment and Assumption Agreements) pro rata in accordance with their respective outstanding funded portions of the Invested Amount on the Business Day received by the Funding Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Funding Agent shall use its reasonable efforts to pay such amounts to the Alternate Investors on such Business Day, but, in any event, shall pay such amounts to the Alternate Investors not later than the following Business Day.

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ARTICLE VIII

Miscellaneous

SECTION 8.01. Assignment. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that the Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Funding Agent. Except as provided in clause (b) and clause (d) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of its Note Interest, provided that any such transfer shall be in accordance with the terms of the Indenture.

(b) Subject to the transfer restrictions set forth in the Indenture, any Alternate Investor may assign all or any portion of its Note Interest and its other rights and obligations hereunder to any Person that satisfies the Alternate Investor Rating Criteria with the written approval of the Funding Agent, on behalf of the applicable Conduit Investor. In connection with any such assignment to another Person who shall become an Alternate Investor, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s obligations hereunder and in the Invested Amount and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Funding Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s interest in the assigned Invested Amount for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party, and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Invested Amount which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Funding Agent, the Seller, the Servicer and the Indenture Trustee. All costs and expenses of the Funding Agent incurred in connection with any assignment hereunder shall be borne by the Seller.

(c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other

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Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, Harco Leasing or the Servicer or the performance or observance by the Seller, Harco Leasing or the Servicer of any of their respective obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee shall, independently and without reliance upon the Funding Agent, or any of its respective Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Funding Agent to take such action as Funding Agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Funding Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Note; (vi) such assignee agrees that it shall perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it shall not institute against any Conduit Investor any proceeding of the type referred to in Section 8.08 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by a Conduit Investor.

(d) Without limiting the foregoing, any Conduit Investor may, from time to time, with prior or concurrent notice to the Seller and the Indenture Trustee, in one transaction or a series of transactions, assign all or a portion of its Note Interest and its rights and obligations under this Agreement and any other Transaction Document to which it is a party to a Conduit Assignee. Subject to the transfer restrictions set forth in the Indenture, upon and to the extent of such assignment by a Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Note Interest, (ii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to a Conduit Investor and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iii) such Conduit Assignee shall assume all (or the assigned or assumed portion) of such Conduit Investor’s obligations, if any, hereunder or under any other Transaction Document, and such Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of such Conduit Investor and such Conduit Assignee shall be several and not joint, (iv) all distributions in respect of its Note Interest shall be made to the Funding Agent on behalf of such Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (v) the defined terms and other terms and provisions of this Agreement and

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the other Transaction Documents shall be interpreted in accordance with the foregoing, and (vi) if requested by the Funding Agent with respect to the Conduit Assignee, the parties shall execute and deliver such further agreements and documents and take such other actions as the Funding Agent may reasonably request to evidence and give effect to the foregoing.

(e) In the event that a Conduit Investor makes an assignment to a Conduit Assignee in accordance with clause (d) above, the Alternate Investors: (i) if requested by the Funding Agent, shall terminate its participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by the Funding Agent, shall execute (either directly or through a participation agreement, as determined by the Funding Agent) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Alternate Investor with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the Funding Agent and the Alternate Investors), (iii) if requested by such Conduit Investor, shall enter into such agreements as requested by such Conduit Investor pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Investor (or which agreements shall be otherwise reasonably satisfactory to such Conduit Investor and the Alternate Investors), and (iv) shall take such actions as the Funding Agent shall reasonably request in connection therewith.

(f) Subject to the transfer restrictions set forth in the Indenture, the Seller hereby agrees and consents to the assignment by a Conduit Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Note to any Program Support Provider which satisfies the Alternate Investor Rating Criteria.

(g) Subject to the transfer restrictions set forth in the Indenture, the Seller hereby agrees and consents to the assignment by an Alternate Investor from time to time of all or any part of its rights under, interest in and title to this Agreement and the Note to a Conduit Investor.

SECTION 8.02. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by telecopy, as follows:

(a) if to the Seller or the Servicer, at its address or telecopy number set forth in Appendix B to the Pooling Agreement;

(b)	if to Amsterdam:

Amsterdam Funding Corporation

c/o ABN AMRO BANK N.V.

540 West Madison Street

Chicago, IL 60661

Attention: Kristina Neville

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(c)	if to ABN AMRO or the Funding Agent:

ABN AMRO BANK N.V.

540 West Madison Street

Chicago, IL 60661

Attention: Kristina Neville

If to the Alternate Investors, at their respective address set forth on the signature page hereto or of the Assignment and Assumption Agreement pursuant to which it became a party hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.03. Waivers; Amendments.

(a) No waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall in any event be effective unless the same shall be permitted by Section 8.03(b) and the Indenture, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of the Purchased Note shall not be construed as a waiver of any Event of Default, regardless of whether the Indenture Trustee, the Seller, the Servicer, any Conduit Investor or any Alternate Investor may have had notice or knowledge of such Event of Default at the time.

(b) Any provision of this Agreement may be amended or waived by (x) the Seller or Servicer if, but only if, it is in writing and signed by such Person and (y) the Funding Agent, the Conduit Investors and the Alternate Investors, if, but only if, (1) it is in writing and signed by the Funding Agent, the Conduit Investors and the Majority Investors and (2) each of Standard & Poor’s and Moody’s confirms in writing to such Conduit Investor that such amendment or waiver shall not result in a reduction or withdrawal of its rating on the Commercial Paper issued by such Conduit Investor. Any consent or other election or action to be taken by an Investor pursuant to the Indenture shall be taken by the Funding Agent as registered Holder of the Purchased Note in each case with the consent of the Majority Investors (the Seller shall have no obligation to inquire as to such consent and may rely on any consent, election or action taken by the Funding Agent as such Holder).

(c) No waiver, amendment or modification of the Transaction Documents or any other agreement referred to herein or therein to the Seller is a party (other than this Agreement) shall affect any of the rights or obligations under this Agreement of any party hereto unless such party has given its written consent to such waiver, amendment or modification.

(d) A failure or delay in exercising any right, power or privilege in respect of this Agreement shall not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege shall not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

SECTION 8.04. Survival. All covenants, agreements, representations and warranties made by the Seller and the Servicer herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by

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the other parties hereto and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Indenture Trustee, any Conduit Investor or any Alternate Investor may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the Note or any amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 8.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the Indenture constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and thereafter the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.07. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial Right.

(a) This Agreement shall be construed in accordance with the laws of the State of New York, without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(b) TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 8.08. No Bankruptcy Petition Against the Conduit Investors. Each of the Investors, the Funding Agent, the Seller and the Servicer hereby covenants and agrees that, prior to the date which is one year and one day (or the then applicable preference period) after the payment in full of all outstanding Commercial Paper or other rated indebtedness of any Conduit Investor, it shall not institute against, or join any other Person in instituting against, any Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 8.09. Benefits of Indenture. Each of the Seller and the Servicer hereby acknowledges and confirms that each representation, warranty, covenant and agreement made pursuant to the Indenture by the Seller and the Servicer is also made herein, all for the benefit and security of the Investors and the Funding Agent.

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SECTION 8.10. Headings. Article and section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.11. No Recourse Against Conduit Investor, Stockholders, Officers or Directors. Notwithstanding anything to the contrary contained in this Agreement, the obligations of a Conduit Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Investor and shall be payable solely to the extent of funds received in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Conduit Investors contained in this Agreement shall be had against any stockholder, employee, officer, director or incorporator of a Conduit Investor (a “Covered Conduit Person”) or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Conduit Investor, and that no personal liability whatsoever shall attach to or be incurred by any Covered Conduit Person of a Conduit Investor or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Conduit Investor contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Investor of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of each such Covered Conduit Person or beneficial owner of any of them, as such, is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided that this Section 8.11 shall not relieve any Covered Conduit Person of a Conduit Investor or beneficial owner of any of them, as such, of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

SECTION 8.12. Waiver of Confidentiality. Each of the Seller and the Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Funding Agent or any Investor to (i) any nationally recognized statistical rating organization rating the Conduit Investor’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Investor’s Commercial Paper, any Program Support Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document; or (ii) with the Seller’s and Servicer’s consent, any other Investor or any potential Investor.

SECTION 8.13. Confidentiality Agreement. Each of the Seller and the Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Investor, the Funding Agent or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (b) as otherwise required by applicable law or order of a court of competent jurisdiction,

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including its regulators, (c) in connection with any proceeding brought by or against it with respect to this Agreement or the related transactions contemplated hereby or (d) in any offering circular prepared for the issuance and sale of the Note, if such disclosure has been reviewed and agreed to by the Investors and the Funding Agent and (e) that the Seller and Servicer may file copies of the Transaction Documents (other than the Fee Letter) with the SEC.

SECTION 8.14. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Investor shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Investor has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper when due and (ii) after giving effect to such payment, either (x) such Conduit Investor could issue Commercial Paper to refinance all of its outstanding Commercial Paper (assuming such outstanding Commercial Paper matured at such time) in accordance with the program documents governing such Conduit Investor’s securitization program or (y) all of such Conduit Investor’s Commercial Paper is paid in full. Any amount which a Conduit Investor does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in § 101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Investor for any such insufficiency unless and until such Conduit Investor satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMSTERDAM FUNDING CORPORATION, as Conduit Investor

By:	/s/ Bernard J. Angelo
Name:	Bernard J. Angelo
Title:	Vice President

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NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION, as Seller

By:	/s/ John V. Mulvaney, Sr.
Name:	John V. Mulvaney, Sr.
Title:	Vice President and Controller

NAVISTAR FINANCIAL CORPORATION, as Servicer

By:	/s/ John V. Mulvaney, Sr.
Name:	John V. Mulvaney, Sr.
Title:	Vice President and Controller

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Commitment

$426,887,310.96

ABN AMRO BANK N.V., as the Funding Agent and Alternate Investor

By:	/s/ Kristina Neville
Name:	Kristina Neville
Title:	Vice President

By:	/s/ Brandy Han
Name:	Brandy Han
Title:	Vice President

Address:

540 W. Madison St., 27th Floor
Chicago, IL 60661.
Attention: Kristina Neville

Payment Information:

ABN AMRO Bank
New York, NY
ABA# 026009580
Acct Number: 671042302550
Acct Name: Amsterdam Funding Corp.
Ref: Navistar

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